                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY












                            SHARE PURCHASE AGREEMENT

                           dated as of March 19, 1998

                                  by and among

                              CARNEGIE GROUP, INC.,

                              ADVANTAGE KBS, INC.,

                                 DEJEAN MELANCON

                                       AND

                                EILEEN WEINSTEIN

                                TABLE OF CONTENTS
                                -----------------

ARTICLE I -- THE TRANSACTION...............................................- 1 -
         1.1      The Purchase.............................................- 1 -
         1.2      Closing..................................................- 1 -
         1.3      Acquisition Consideration................................- 2 -

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         AND THE PRINCIPAL SHAREHOLDERS....................................- 4 -
         2.1      Organization and Standing................................- 4 -
         2.2      Capitalization...........................................- 4 -
         2.3      Authorization............................................- 5 -
         2.4      Validity of Contemplated Transactions....................- 5 -
         2.5      Governmental Consent. etc................................- 6 -
         2.6      Financial Statements.....................................- 6 -
         2.7      Inventory................................................- 6 -
         2.8      Accounts Receivable......................................- 6 -
         2.9      No Undisclosed Liabilities...............................- 7 -
         2.10     Tax and Other Returns and Reports........................- 7 -
         2.11     No Material Adverse Change...............................- 8 -
         2.12     Litigation...............................................- 9 -
         2.13     Contracts and Commitments................................- 9 -
         2.14     Leased Real Property....................................- 11 -
         2.15     Title to and Condition of Certain Personal Property.....- 11 -
         2.16     Intellectual Property Matters...........................- 12 -
         2.17     Year 2000 Compliance....................................- 13 -
         2.18     Employee Benefit Plans and Arrangements.................- 13 -
         2.19     Employee Relations......................................- 16 -
         2.20     Compliance with Law; Authorizations.....................- 17 -
         2.21     Environmental and Health/Safety Matters.................- 17 -
         2.22     Suppliers and Customers.................................- 18 -
         2.23     Transactions With Affiliates............................- 19 -
         2.24     Payments................................................- 19 -
         2.25     Corporate Records.......................................- 19 -
         2.26     Insurance...............................................- 19 -
         2.27     Brokers; Payments.......................................- 19 -
         2.28     Completeness of Disclosure..............................- 20 -

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PURCHASER................- 20 -
         3.1      Organization and Standing...............................- 20 -
         3.2      Authorization...........................................- 20 -
         3.3      Compliance with Other Instruments.......................- 20 -
         3.4      Governmental Consent. etc...............................- 21 -
         3.5      Financial Capacity......................................- 21 -

ARTICLE IV --  COVENANTS..................................................- 21 -
         4.1  [INTENTIONALLY OMITTED].....................................- 21 -
         4.2  [INTENTIONALLY OMITTED].....................................- 21 -
         4.3  Public Announcements........................................- 21 -
         4.4  Expenses....................................................- 21 -
         4.5  Shareholder Releases........................................- 22 -
         4.6  Restrictive Covenants.......................................- 22 -
         4.7  Exclusive Dealing...........................................- 24 -
         4.8  Further Assurances..........................................- 24 -
         4.9  Organization of the Company Following Closing...............- 25 -
         4.10 Conduct of the Business Following Closing...................- 25 -

ARTICLE V -- CONDITIONS...................................................- 25 -
         5.1  Condition to Each Party's Obligations.......................- 25 -
         5.2  Conditions to Obligations of Purchaser......................- 25 -
         5.3  Conditions to Obligations of the Company and
              the Principal Shareholders..................................- 28 -

ARTICLE VI -- TERMINATION, AMENDMENT AND WAIVER...........................- 28 -
         6.1  Termination.................................................- 28 -
         6.2  Effect of Termination.......................................- 29 -
         6.3  Remedies....................................................- 29 -
         6.4  Amendments and Waivers......................................- 29 -

ARTICLE VII -- INDEMNIFICATION............................................- 30 -
         7.1  Survival....................................................- 30 -
         7.2  Indemnification by the Principal Shareholders...............- 30 -
         7.3  Limitations.................................................- 31 -
         7.4  Indemnification by Purchaser................................- 32 -
         7.5  Right of Setoff.............................................- 32 -
         7.6  Third Party Claims..........................................- 32 -
         7.7  Effect of Investigation.....................................- 33 -

ARTICLE VIII -- GENERAL PROVISIONS........................................- 33 -
         8.1  Contents of Agreement; Parties in Interest; etc.............- 33 -
         8.2  Assignment and Binding Effect...............................- 33 -
         8.3  Notices.....................................................- 33 -
         8.4  Delaware Law to Govern......................................- 35 -
         8.5  No Benefit to Others........................................- 35 -
         8.6  Headings, Gender and "Person."..............................- 35 -
         8.7  Schedules and Exhibits......................................- 35 -
         8.8  Severability................................................- 35 -
         8.9  Counterparts................................................- 36 -
         8.10 Specific Performance........................................- 36 -

ARTICLE IX -- DEFINITIONS.................................................- 36 -

EXHIBIT  A    ---   FORM OF LEGAL OPINION OF GREENBAUM, ROWE, SMITH,
                    RAVIN, DAVIS & HIMMEL LLP
EXHIBIT  B    ---   FORM OF LETTER OF TRANSMITTAL
EXHIBIT  C-1  ---   FORM OF DEJEAN MELANCON EMPLOYMENT AGREEMENT
EXHIBIT  C-2  ---   FORM OF EILEEN WEINSTEIN EMPLOYMENT AGREEMENT
EXHIBIT  C-3  ---   FORM OF JANET SUYDAM EMPLOYMENT AGREEMENT
EXHIBIT  C-4  ---   FORM OF DAVID LEWEY EMPLOYMENT AGREEMENT
EXHIBIT  C-5  ---   FORM OF EUGENE PODGORBUNSKIKH EMPLOYMENT
                    AGREEMENT
EXHIBIT  C-6  ---   FORM OF NICOLAS STRAGUZZI EMPLOYMENT AGREEMENT
EXHIBIT  D    ---   FORM OF LEGAL OPINION OF MORGAN, LEWIS & BOCKIUS LLP

                            SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT ("Agreement"), dated as of March 19, 1998, is by and among Carnegie Group, Inc., a Delaware corporation (the "Purchaser"),Advantage KBS, Inc., a New Jersey corporation (the "Company"), and DeJean Melancon and Eileen Weinstein (the "Principal Shareholders"). All capitalized terms used in this Agreement are defined in the Section of the Agreement referenced in Article IX.

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of Purchaser and the Board of Directors of the Company, together with the Principal Shareholders, each have determined that the acquisition of the Company by the Purchaser (the "Acquisition") is in the best interests of their respective companies and the shareholders of the Company (the "Shareholders") and, accordingly, have agreed that the Acquisition should be effected through the purchase of all the issued and outstanding shares of Common Stock of the Company (the "Shares") for cash, all on the terms and subject to the conditions set forth herein;.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Purchaser, the Company and the Principal Shareholders agree as follows:


                          ARTICLE I -- THE TRANSACTION

         1.1 The Purchase. Subject to the terms and conditions of this Agreement, (a) at the Closing (as defined in Section 1.2), the Principal Shareholders and the other Shareholders shall sell, assign, transfer and deliver the Shares to Purchaser and (b) in payment for the Shares, Purchaser shall pay to the Shareholders, in the proportion that the number of Shares owned by each Shareholder bears to the total number of Shares outstanding as of the Closing Date (as defined in Section 1.2), the Acquisition Consideration (as defined in
Section 1.3) in accordance with the procedures set forth in Section 1.3.

         1.2 Closing. The closing of the Acquisition (the "Closing") shall take place (i) at the offices of Morgan, Lewis & Bockius LLP, 32nd Floor, Oxford Centre, Pittsburgh, Pennsylvania at 3:00 p.m., prevailing time, on March 19, 1998, or (ii) at such other place and time and/or on such other date as the parties may agree. The date upon which the Closing occurs is herein referred to as the "Closing Date."

         1.3      Acquisition Consideration.

                  (a) The Acquisition Consideration shall consist of (i) a "Closing Payment" the amount of which shall be determined and paid in accordance with subsection (b) below and (ii) an "Earn-Out Payment" the amount of which, if any, shall be contingent upon Revenue and Pre-Tax Operating Margin in accordance with the procedures set forth in subsection (c) below.

                  (b) The Closing Payment shall be an amount equal to (i) FIVE MILLION DOLLARS ($5,000,000) (the "Base Price"), less (ii) the Acquisition Adjustments. The term "Acquisition Adjustments" means the sum of (v) any amounts payable to participants in the Company Value Participation Plan pursuant to the terms thereof upon consummation of the Acquisition; (w) the amount of all indebtedness of the Company outstanding as of the Closing Date to Banco Popular FSB, the Principal Shareholders and Marlene Feldman and other third parties ("Indebtedness") other than Indebtedness which constitutes trade payables, accrued expenses incurred in the ordinary course of business and equipment lease obligations set forth in the Company Disclosure Schedule; and (x) the amount of all attorney and other professional and finder's fees (other than the professional fees set forth on the Company Disclosure Schedule and which are not considered Acquisition Adjustments) including, without limitation, (A) the fee of The Platinum Group ("Platinum") based on the Closing Payment, and (B) the fees incurred by the Company and the Principal Shareholders in connection with the Acquisition up to and including the Closing Date. The Closing Payment shall be paid to the Shareholders at Closing based upon each Shareholder's Pro Rata Share thereof; provided, however, that from the Closing Payment otherwise payable to each Shareholder who acquired shares upon the exercise of options pursuant to the Company's 1996 Incentive and Non-Qualified Stock Option Plan ("Option Holder"), there shall be withheld from the amount otherwise due to such Option Holder
         (i) an amount (the "Aggregate Exercise Price") equal to the product of
         (A) the number of shares acquired by such Option Holder upon exercise of the options and (B) the exercise prices of such options, and (ii) the amount of taxes, as determined by Purchaser in its discretion, attributable to that amount which is considered compensation includable in the Option Holder's gross income by reason of the exercise of such options. The term "Pro Rata Share" shall be a fraction the numerator of which is the number of Shares owned by such Shareholder as of the Closing Date and the denominator of which is the number of Shares owned by all Shareholders as of the Closing Date. At the Closing, Purchaser shall cause to be paid in immediately available funds all Acquisition Adjustments which have been deducted from the Base Price upon presentation of invoices satisfactory to Purchaser and, with respect to Indebtedness, evidence satisfactory to Purchaser that, upon payment of such Indebtedness, the Company's and the Principal Shareholders' obligations to such creditors shall be discharged in full without penalty or further obligation.

                  (c) The Earn-Out Payment, if any, shall be equal to (i) the amount of the Contingent Consideration set forth opposite the Revenue and Pre-Tax Operating Margin achieved by the Company in the year ending December 31, 1998 as set forth in the table below, less (ii) the Earn-Out Acquisition Adjustments. The term "Earn-Out Acquisition Adjustments" means the sum of (i) any fees due to Platinum and (ii) any amounts due to participants in the Company Value Participation Plan, in each case based on the Contingent Consideration set forth opposite the Revenue and Pre-Tax Operating Margin achieved by the Company in the year ending December 31, 1998 as set forth in the table below.

                               PRE-TAX
REVENUE ($ MILLION)       OPERATING MARGIN (%)        CONTINGENT CONSIDERATION ($ MILLION)
-------------------       --------------------        ------------------------------------
More than 5.5                   >=  9.0                               0.500
More than 5.5                   >= 10.5                               0.750
More than 5.5                   >= 12.0                               1.000
More than 6.0                   >=  8.0                               0.750
More than 6.0                   >= 10.0                               1.125
More than 6.0                   >= 12.0                               1.500
More than 6.5                   >=  7.5                               1.000
More than 6.5                   >= 10.0                               1.500
More than 6.5                   >= 12.0                               2.000
More than 7.0                   >=  7.0                               1.250
More than 7.0                   >= 10.0                               1.875
More than 7.0                   >= 12.0                               2.500


As used in this Section 1.3, the term "Revenue" means the revenue of the Company calculated in accordance with generally accepted accounting principles consistently applied by Purchaser, and the term "Pre-Tax Operating Margin" means income from operations of the Company before taxes, calculated in accordance with generally accepted accounting principles consistently applied by Purchaser, as a percentage of Revenue.

In the event that Revenue of the Company for the year ending December 31, 1998 does not exceed FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000), no Earn-Out Payment shall be paid.

Subject to Section 7.5, the Earn-Out Payment, if any, shall be paid to the Shareholders on March 31, 1999 based upon each Shareholder's Pro Rata Share thereof.

          ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

         Except as disclosed in a document attached to this Agreement referring specifically to the representations and warranties in this Agreement which reasonably identifies an exception to a representation and warranty in this Agreement (the "Company Disclosure Schedule"), the Company and the Principal Shareholders represent and warrant to Purchaser as set forth below. The terms "knowledge" or similar terms when applied to the Company, mean the actual knowledge of each officer or director of the Company and the knowledge that could reasonably be expected to be obtained by each such person in the course of conducting due investigation concerning the subject matter.

         2.1 Organization and Standing. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of New Jersey and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" shall mean any effect on, or change in, the business, financial condition, results of operations, properties, assets or liabilities of the party affected thereby that is, or that would reasonably be expected to be, materially adverse. The Company's Certificate of Incorporation and Bylaws in the forms attached to the Company Disclosure Schedule are the Certificate of Incorporation and the Bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any other corporation, partnership, joint venture or other business association or entity.

         2.2      Capitalization.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock ("Common Stock"). As of March 19, 1998, 98,438 shares of Common Stock were outstanding, and 10,000 shares were reserved for issuance under the Company Stock Option Plan, inclusive of 8,438 shares acquired as of the date hereof by participants in the Company Stock Option Plan. Of such shares reserved for issuance under the Company Stock Option Plan, no shares are subject to outstanding options ("Company Options"). As of March 19, 1998, the Company held 48,175 shares of Common Stock in its treasury ("Treasury Shares"). The issuance of all the outstanding shares of Common Stock was duly authorized, and such shares were validly issued and are fully paid and nonassessable. No shares of Common Stock have been issued in violation of, or are subject to, any preemptive rights or subscription agreements. The repurchase by the Company of shares of its Common Stock, including, without limitation, the Treasury Shares, was duly authorized by the

         Company and was in compliance with all applicable laws, including, without limitation, federal and state securities laws.

                  (b) There are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company or any shareholder of the Company is a party or by which any of them may be bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or any securities convertible into, or exchangeable or exercisable for, any of its capital stock or obligating the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. Except as listed on the Company Disclosure Schedule, there are no stockholder agreements, voting agreements, voting trusts or any such other similar arrangements which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company. The Company Disclosure Schedule contains a true and complete list of the record holders of the Shares and sets forth the full name and number of Shares owned by each.

                  (c) Each Principal Shareholder is, and will be at Closing, the lawful owner, of record and beneficially, of the entire right, title and interest in and to the number of Shares set forth in the Company Disclosure Schedule free and clear of all liens, pledges, claims, charges, encumbrances and security interests of any kind or nature whatsoever, except such restrictions as may arise under applicable federal and state securities laws and regulations.

         2.3 Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Each Principal Shareholder has the requisite power and capacity to enter into this Agreement and to perform the Principal Shareholder's obligations hereunder, and has taken all actions necessary to consummate the transactions contemplated hereby and to perform such Principal Shareholder's obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors and, to the extent necessary, by all of the Shareholders of the Company and no other corporate proceedings on the part of the Company or its Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and each Principal Shareholder and constitutes a valid and binding obligation of the Company and each Principal Shareholder, enforceable against the Company and each Principal Shareholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and that such enforceability is subject to general principles of equity.

         2.4 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company and each Principal Shareholder does not and will not violate, conflict with or result in the breach of any term, condition or provision of (a) any law, ordinance, or governmental rule or regulation to which the Company or either Principal Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Entity which is applicable to any Company or either Principal Shareholder, (c) the charter documents of the Company or any securities issued by the Company, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which the Company or either Principal Shareholder is a party, by which the Company or either Principal Shareholder may have rights or by which any of the assets of the Company or either Principal Shareholder may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of the Company thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by the Company or either Principal Shareholder.

         2.5 Governmental Consent. etc. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

         2.6 Financial Statements. The Company has delivered to Purchaser true and complete copies of the audited balance sheets of the Company at December 31, 1997, 1996 and December 31, 1995, and the related audited combined statements of income, cash flow and changes in shareholders' equity for the years then ended, certified by Wilkin & Guttenplan (the "Audited Financial Statements"), all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income, cash flow and changes in shareholders' equity fairly present the results of operations, cash flow and changes in shareholders' equity of the Company for the periods indicated. The balance sheet of the Company as of December 31, 1997 that is included in the Audited Financial Statements is referred to herein as the "Balance Sheet" and the date thereof is referred to as the "Balance Sheet Date." All of the liabilities reflected on the Balance Sheet arose only out of or were incurred in the ordinary course of business. All financial and managerial accounting information supplied by the Company to Purchaser and its independent accountants is true, accurate and complete, and reflects actual transactions, operations and commitments.

         2.7 Inventory. All inventory of the Company reflected on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; consists of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the business; and is not subject to any write-down or write-off.

         2.8 Accounts Receivable. The accounts receivable of the Company as set forth on the Balance Sheet or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Balance Sheet, the recorded allowance for collection losses on the Balance Sheet. The allowance for collection losses on the Balance Sheet has been determined in accordance with generally accepted accounting principles consistent with past practice.

         2.9 No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise), matured or unmatured (collectively, "Liabilities"), except (a) Liabilities which are adequately reflected or reserved against in the Balance Sheet, (b) Liabilities which have been disclosed in the Company Disclosure Schedule, and (c) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date which are not, individually or in the aggregate, material in amount.

         2.10 Tax and Other Returns and Reports. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of the Company for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns, required to be paid, withheld or accrued by the Company and any deficiency assessments, penalties and interest have been timely paid, withheld or accrued. The accruals for Taxes contained in the Balance Sheet are adequate to cover the tax liabilities of the Company as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. The Company has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against the Company or any of its assets or properties. The Company has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company. The Company has no knowledge of any basis for any additional assessment of any Taxes. All tax payments related to employees, including income tax withholding, FICA, FUTA, unemployment and worker's compensation, required to be made by the Company have been fully and properly paid, withheld, accrued or recorded. The Company is not and has not been a party to any tax allocation or sharing agreement and is not and has not been a member of an affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

         2.11 No Material Adverse Change. Except as set forth on the Company Disclosure Schedule, since the Balance Sheet Date the Company has conducted its business in the ordinary course and there has not occurred:

                  (a) any event, act, occurrence or omission to act or occur which has had a Material Adverse Effect on the Company or any event, fact or condition of which the Company or the Principal Shareholders are aware that would reasonably be expected to have a Material Adverse Effect on the Company and that has not been disclosed in the Company Disclosure Schedule;

                  (b) any damage, destruction or loss (whether or not covered by insurance), which reasonably may be expected to materially and adversely affect the financial condition or results of operations of the Company;

                  (c) except for the sale of products in the ordinary course of business, any sale, lease, mortgage, pledge or encumbrance of any properties or assets of the Company having a value, individually or in the aggregate, in excess of $15,000;

                  (d) any loss of any supplier, distributor or customer which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

                  (e) (i) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; (ii) any grant by the Company to any employee of any increase in severance or termination pay, (iii) any entry by the Company into any employment, severance or termination agreement with any employee, or (iv) any grant, whether or not to an employee of the Company, of any option, warrant or right to purchase or otherwise acquire any shares of capital stock of the Company not reflected in the list described in Section 2.2 hereof;

                  (f) the payment of any bonus or other compensation in excess of regular salary to any employee who, as of the date hereof, receives from the Company, annual compensation in excess of $50,000;

                  (g) any (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or
         (iii) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

                  (h) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of the Company's business which in the aggregate are not material and liens for taxes not yet due and payable); any cancellation, release or waiver of debts owed to the Company outside the ordinary course of business;

                  (i) any issuance or sale of any of its capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (j) any declaration, setting aside or payment of any dividend or distribution to the Shareholders or redemption, purchase or other acquisition of any capital stock of the Shareholders;

                  (k) any increase in indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business;

                  (l) any change in any method of accounting or accounting practice;

                  (m) any transfer, grant or loss by the Company (or, to the Company's knowledge, diminishment in material value by any means) of a right under the Company Intellectual Property (as defined in Section
         2.16 hereof) other than those transferred or granted in the ordinary course of business consistent with past practice under existing agreements;

                  (n) any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

                  (o) any making of any loan, advance or capital contribution to, or investment in, any person other than travel loans or advances in the ordinary course of business consistent with past practice; or

                  (p) any agreement, whether or not in writing, to do any of the foregoing.

         2.12 Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of the Company and the Principal Shareholders, threatened against the Company or which relates to the transactions contemplated by this Agreement. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

         2.13 Contracts and Commitments. The Company Disclosure Schedule sets forth an accurate, correct and complete list of all agreements, contracts, commitments, arrangements and understandings (collectively, "Contracts"), written or oral, including all amendments and supplements thereto, to which the Company is a party or is bound, or by which any of the Company's assets are bound, and which involve any:

                  (a) agreement, contract, commitment, arrangement or understanding with any present or former employee or consultant or for the employment of any person which is not terminable at will by the Company without payment or other penalty;

                  (b) agreement, contract, commitment, arrangement or understanding for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services to the Company involving in any one case $15,000 or more;

                  (c) agreement, contract, commitment, arrangement or understanding to sell or supply products or to perform services involving in any one case $25,000 or more;

                  (d) agreement, contract, commitment, arrangement or understanding containing requirements or "take or pay" provisions;

                  (e) agreement, contract, commitment, arrangement or understanding not otherwise listed on the Company Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding $15,000 in value;

                  (f) distribution, dealer, representative or sales agency agreement, contract, commitment, arrangement or understanding;

                  (g) lease under which the Company is either lessor or lessee;

                  (h) agreement, contract, commitment, arrangement or understanding containing a provision to indemnify any Person or assume any tax, environmental or other liability;

                  (i) agreement, contract, commitment, arrangement or understanding with federal, state, local, regulatory or other governmental entities;

                  (j) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                  (k) agreement, contract, commitment, arrangement or understanding for any capital expenditure or leasehold improvement in excess of $15,000;

                  (l) agreement, contract, commitment, arrangement or understanding limiting or restraining Company or, to the knowledge of the Company, any employee of the Company from engaging or competing in any manner or in any business;

                  (m) license, franchise, distributorship or other agreement which relates in whole or in part to any Company Intellectual Property (as defined in Section 2.16); or

                  (n) agreement, contract, commitment, arrangement or understanding not made in the ordinary course of business.

Each of the Contracts listed in the Company Disclosure Schedule in response to this Section, or not required to be listed therein because of the amount thereof, is valid and enforceable in accordance with its terms; the Company is, and to the Company's knowledge, all other parties thereto are, in compliance with the provisions thereof. The Company is not, and, to the Company's knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. None of the rights of the Company under any Contract will be impaired by the consummation of the transactions contemplated hereby. The Company has delivered accurate and complete copies of each Contract to Purchaser. No Contract requires the consent of any party in connection with the transactions contemplated hereby.

         2.14 Leased Real Property. The Company owns no real property. The Company has delivered to Purchaser a true and complete copy of every lease and sublease pursuant to which the Company is a tenant or subtenant (the "Leases"). Each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed on the Company Disclosure Schedule, and the Company nor landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

         2.15     Title to and Condition of Certain Personal Property.

                  (a) The Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which it purports to own, including, without limitation, all properties and assets reflected in the Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current personal property taxes not yet due and payable, (ii) worker's, carrier's and materialman's liens, which, in the aggregate are not material in amount, and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect ("Permitted Liens").

                  (b) Set forth in the Company Disclosure Schedule is a list of all equipment and fixtures subject to any lease or rental agreement to which the Company is a party. The Company Disclosure Schedule sets forth with respect to such equipment and fixtures the amount outstanding under the lease or rental agreement and the terms of payment with respect thereto. The Company has complied in all material respects with the terms of all such leases and all such leases are in full force and effect and, to the knowledge of the Company, the parties thereto other than the Company have complied, and are complying, with all of their material obligations and are not in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice, would cause such a material violation of or default under) any of such leases.

                  (c) Except as set forth on the Company Disclosure Schedule, the equipment and other personal property currently being used in the Company's operations, are (i) in good operating condition, usable in the ordinary course of the Company's business, (ii) in a state of normal maintenance and repair, (iii) sufficient and adequate to carry on the Company's operations as now conducted, and (iv) to the Company's knowledge, comply in all material respects with applicable laws.

         2.16     Intellectual Property Matters.

                  (a) The Company owns or has the right to use, free and clear of all Liens, charges, claims and restrictions, all patents, trademarks, trade names, service marks, copyrights, software, trade secrets, know-how, licenses and other proprietary rights which are used or held for use in the Company's business as now conducted or currently proposed to be conducted (the "Company Intellectual Property"). The Company Disclosure Schedule lists any and all products licensed by the Company to third parties and any and all patents, trademarks, service marks and copyrights used or held for use in the Company's business. Except as set forth in the Company Disclosure Schedule, the Company has never applied for, received or owned any rights under any patents.

                  (b) The Company Disclosure Schedule lists all the royalty, commission or similar arrangements, and licenses, sublicenses or agreements, pertaining to any of the Company Intellectual Property. The Company Disclosure Schedule lists all outstanding options, licenses or agreements of any kind relating to any Company Intellectual Property in favor of any third party. Except as set forth in the Company Disclosure Schedule, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, trade names, service marks, copyrights, software, trade secrets or know-how, licenses, information, proprietary rights and other rights of any other person or entity.

                  (c) The Company does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. No action, suit, proceeding or investigation has been instituted, or, to the Company's knowledge, threatened, relating to any, patent, trademark, trade name, service mark, copyright or trade secret formerly or currently used by the Company in its business. None of the Company Intellectual Property is subject to any outstanding order, decree or judgment.

                  (d) Except as set forth on the Company Disclosure Schedule, no present or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, or in any trade secret, which the Company owns, possesses or uses in its operations as now or heretofore conducted. To the Company's knowledge, no employee of the Company is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as now conducted or currently proposed to be conducted by the Company. Each present and former employee or consultant of the Company, and each Person to whom the Company has disclosed confidential or proprietary information, has executed a confidentiality agreement agreeing not to disclose the Company's confidential or proprietary information. Each present and former employee or consultant of the Company has executed an assignment of inventions agreements assigning such employee's or consultant's rights in such intellectual property to the Company and agreeing to assist the Company in the prosecution of any and all patents therefor.

         2.17 Year 2000 Compliance. All software products used in the Company's business or sold or licensed for use by the Company to customers record, store, process and display calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality as such software products record, store, process and display calendar dates falling on or before December 31, 1999.

         2.18 Employee Benefit Plans and Arrangements. The Company Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan covering any present or former officers, employees or directors of the Business. "Benefit Plan" means each "employee pension benefit plan" (as defined in Section 3(3) of ERISA, hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan") and each other plan or arrangement (written or oral) relating to deferred compensation, bonus, performance compensation, stock purchase, stock option, stock appreciation, severance, vacation, sick leave, holiday pay, fringe benefits, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any present or former officer, employee or director employed in the United States. The Company will not create any additional Benefit Plan or amend any Benefit Plan so as to increase benefits thereunder except in the ordinary course of business consistent with past practice. A current, accurate and complete copy of each Benefit Plan has been made available to Purchaser. Except as disclosed on the Company Disclosure Schedule:

              (a) each Benefit Plan is in substantial compliance with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Benefit Plan, including the filing of all Forms 5500 with respect to each Benefit Plan;

                  (b) each Pension Plan which is intended to be qualified under
         Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination;

                  (c) neither any Benefit Plan nor the Company, nor any trustee or agent has been or is presently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject the Company to the tax or penalty imposed by Section 4975 of the Code or
         Section 502 of ERISA;

                  (d) there is no event or condition existing which could be deemed a "reportable event" (within the meaning of Section 4043 of ERISA) with respect to which the thirty-day notice requirement has not been waived; to the Company's knowledge, no condition exists which could subject the Company to a penalty under Section 4071 of ERISA;

                  (e) the Company is not, nor has it been, party to any "multi-employer plan," as that term is defined in Section 3(37) of ERISA;

                  (f) true and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Benefit Plan (if any such report was required by applicable law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been made available to Purchaser;

                  (g) with respect to each Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company's knowledge, threatened against any Benefit Plan, the Company or any trustee or agent of any Benefit Plan; and

                  (h) with respect to each Benefit Plan to which the Company is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Benefit Plan substantially complies, and in each case has substantially complied, with all applicable requirements of
         Section 4980B of the Code.

                  (i) Except as set forth in the Company Disclosure Schedule:

                      (i) there is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any Pension Plan;

                      (ii) neither the Pension Benefit Guaranty Corporation nor
                  the Company has instituted proceedings to terminate any Pension Plan and the Pension Benefit Guaranty Corporation has not informed the Company of its intent to institute proceedings to terminate any Pension Plan;

                           (iii) full payment has been made of all amounts which
                  the Company was required to have paid as a contribution to the Pension Plans as of the last day of the most recent fiscal year of each of the Pension Plans ended prior to the date of this Agreement, and none of the Pension Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Pension Plan ended prior to the date of this Agreement;

                           (iv) each of the Benefit Plans is, and its
                  administration is and has been during the six-year period preceding the date of this Agreement, in substantial compliance with, and the Company has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including without limitation, to the extent applicable, the requirements of ERISA;

                           (v) the Company is not in default in performing any
                  of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract;

                           (vi) there are no material outstanding liabilities of
                  any Benefit Plan other than liabilities for benefits to be paid to participants in any such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan;

                           (vii) each Benefit Plan may be amended or modified by
                  the Company at any time without liability except under any defined pension benefit plan;

                           (viii) Except as required under Section 4980B of the
                  Code, no Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment;

                           (ix) the consummation of the transactions
                  contemplated by this Agreement will not (in and of itself) (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; (iii) result in any liability under Title IV of ERISA; (iv) result in any prohibited transaction described in Section 406 of ERISA or
                  Section 4975 of the Code for which an exemption is not available or (v) result (either alone or in conjunction with any other event) in the payment or series of payments by the Company or any of its affiliates to any person of an "excess parachute payment" within the meaning of Section 280G of the Code;

                           (x) with respect to each Benefit Plan that is funded
                  wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing; and

                           (xi) (A) each Benefit Plan that constitutes a
                  "welfare benefit plan," within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company as deductions under any provision of the Code, is in material compliance with all applicable requirements pertaining to such deduction, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, and (C) all welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

         2.19     Employee Relations.

                  (a) The Company is not (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of the Company, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage during the last three years. The Company Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages of all present employees of the Company.

                  (b) The Company is in compliance in all material respects with all applicable laws, ordinances, or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which the Company is subject ("Regulations") respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There are no outstanding claims against the Company (whether under any Regulation, Contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to the Worker Adjustment and

         Retraining Notification Act, (viii) any violation of any statute, ordinance, order, rule or other Regulation relating to employee "whistle blower" or "right-to-know" rights and protection, (ix) any violation of any statute, ordinance, order, rule or other Regulation relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Regulation relating to minimum wages or maximum hours of work, and the Company is not aware of any such claims which have not been asserted. No Person (including any governmental body) has asserted or threatened any claims against the Company arising under or arising out of any Regulation relating to discrimination or occupational safety in employment or employment practices. Each employee of the Company is and, upon consummation of the Acquisition, will be legally able to work in the United States.

         2.20 Compliance with Law; Authorizations. The Company has materially complied with each, and is not in material violation of any Regulations to which it is subject. The Company owns, holds, possesses or lawfully uses all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are materially necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by the Company in the conduct of the business free and clear of all Liens other than Permitted Liens and in material compliance with all Regulations. The Company is not in default, nor has the Company received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the Acquisition. No shareholder, director, officer, employee or former employee of the Company, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company owns, possesses or uses in the operation of the business as now or previously conducted.

         2.21     Environmental and Health/Safety Matters.

                  (a) The Company is and has at all times operated its business in compliance with all applicable Environmental Laws.

                  (b) The Company has obtained, maintained and complied with all environmental permits required for the operation of the business and such permits will continue to remain in effect without any change to their respective terms and conditions after the Acquisition.

                  (c) No Hazardous Substances have been generated, transported, stored, treated, recycled or otherwise handled in any way in the operation of the business.

                  (d) No Hazardous Substances are located on, contained in or otherwise form a part of the assets of the Company or properties currently owned or operated by the Company.

                  (e) There is no information indicating that any Person may have impaired health as the result of the operation of the business or the ownership or use of any assets or properties of the Company or as the result of the release of Hazardous Substances from such assets or properties.

                  (f) The Company has not received any notice from any Governmental Body or other Person advising that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances.

                  (g) To the actual knowledge of the Company and the Principal Shareholders, no underground storage tanks are or ever were located on property currently or formerly owned or operated by the Company.

                  (h) No Order, litigation, settlement or citation with respect to Hazardous Substances exists with respect to the Company or in connection with the operation of business.

                  (i) There has been no environmental investigation conducted by any Governmental Body with respect to the Company or in connection with the operation of the business nor is any such investigation pending.

                  (j) To the actual knowledge of the Company and the Principal Shareholders, there are no PCBs which are located on, contained in or otherwise form a part of any of the assets or properties of the Company.

                  (k) The Company has provided to Purchaser true and complete copies of, or access to, all written environmental assessment materials and reports in their possession that have been prepared by or on behalf of the Company during the past five years.

         2.22 Suppliers and Customers. Except as set forth on the Company Disclosure Schedule, there are no material agreements which commit the Company to carry on business at fixed prices or prices determined by an established formula. No supplier or customer who accounted for more than five percent of the Company's total sales or purchases in either of the past two fiscal years and no other supplier or customer material to the business of the Company has terminated its relationship with the Company, has during the past fiscal year decreased or delayed materially, or, to the Company's knowledge, threatened to decrease or delay materially its services or supplies to the Company or decrease its usage of the Company's products or services. To the Company's actual knowledge, no customer or supplier material to the business of the Company will terminate or significantly change its relationship in a manner materially adverse to the Company as a result of the consummation of the Acquisition. The Company has delivered to Purchaser a complete and accurate list of: (a) each supplier from whom purchases exceeded $25,000 for the last fiscal year; (b) each customer to whom sales exceeded $50,000 for the last fiscal year and the aggregate sales with respect to each such customer; and (c) each supplier who constitutes a single source of supply to the Company and from whom purchases exceeded $25,000 for the last fiscal year.

         2.23 Transactions With Affiliates. There is no lease, sublease, indebtedness, contract, agreement, commitment, understanding, or other arrangement of any kind entered into by the Company with any officer, director or Shareholder, or any affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Purchaser; and (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment, and amounts paid pursuant to employee benefit plans of which copies have been provided to Purchaser.

         2.24 Payments. The Company has not paid or delivered any fee, commission or other sum of money or item or property to any finder, agent, government official or other party, in the United States or any other country, which is related to the business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Company has not participated in any illegal boycotts or other similar practices affecting any of its actual or potential customers. The Company is in compliance with the Foreign Corrupt Practices Act.

         2.25 Corporate Records. The stock certificates, transfer books and minute books of the Company have been made available to Purchaser and are true and complete and constitute all of the stock certificates, transfer books and minute books thereof. All copies of agreements, written contracts and documents delivered and to be delivered hereunder by the Company are and will be true and complete copies of such agreements, contracts and documents.

         2.26 Insurance. As of the date hereof, the Company is covered under insurance policies and programs which provide coverage to the Company by insurers of recognized financial responsibility and solvency against such losses and risks and in such amounts as are customary in the type and size of business in which it is engaged; true, complete and correct copies of all such policies and programs have heretofore been furnished to Purchaser. All material policies of insurance and fidelity or surety bonds insuring the Company or its business, assets, employees, officers and directors are in full force and effect and do not provide for any retrospective premium based adjustment or other experience-based liability on the part of the Company. As of the date hereof, there are no material claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers. The Company Disclosure Schedule describes any self-insurance arrangements maintained by the Company, including the basis used to establish the reserves thereunder.

         2.27 Brokers; Payments. Other than the fee of $195,000 payable to Platinum (which shall be deducted from the Base Price under Section 1.3), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. No valid claim exists against the Company or, based on any action by the Company, against Purchaser for payment of any "topping," "break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

         2.28 Completeness of Disclosure. No representation or warranty by the Company or either Principal Shareholder in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


           ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as disclosed in a document attached to this Agreement referring specifically to the representations and warranties in this Agreement which reasonably identifies an exception to a representation and warranty in this Agreement (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to the Company and the Principal Shareholders as set forth below.

         3.1 Organization and Standing. Purchaser is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.

         3.2 Authorization. Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and that such enforceability is subject to general principles of equity.

         3.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of (a) any law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Entity which is applicable to Purchaser, (c) the charter documents of Purchaser or any securities issued by Purchaser, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which Purchaser is a party, by which Purchaser may have rights or by which any of the assets of Purchaser may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of Purchaser thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by Purchaser.

         3.4 Governmental Consent. etc. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the Acquisition.

         3.5 Financial Capacity. Purchaser has the requisite financial capacity to make the Closing Payment and otherwise consummate the transactions contemplated by this Agreement.


                             ARTICLE IV -- COVENANTS

         4.1 [INTENTIONALLY OMITTED].

         4.2 [INTENTIONALLY OMITTED].

         4.3 Public Announcements. Neither Purchaser nor the Company or any Principal Shareholder shall make any press release or other written public statement or announcement concerning the transactions contemplated by this Agreement without the approval of the other parties hereto; provided, however, that Purchaser may, without such approval, make such press releases or other written public statements or announcements as it believes are required by applicable Regulations or the rules of The Nasdaq Stock Market.

         4.4 Expenses. Purchaser, the Company and the Principal Shareholders shall each bear their own costs and expenses in connection with the Letter of Intent, dated February 9, 1998 (the "Letter of Intent"), this Agreement and the transactions contemplated thereby and hereby; provided, however, in the event the Acquisition is consummated, the amount of all attorney, accountant, professional and finder's or similar fees, including, without limitation, the fee of Platinum, incurred by the Company or the Principal Shareholders up to and including the Closing Date in connection with the Letter of Intent, this Agreement and the Acquisition shall be deemed "Acquisition Adjustments," shall be deducted from the Base Price under Section 1.3 and paid by Purchaser upon presentation of invoices satisfactory to Purchaser. In the event that the Acquisition is not consummated, Purchaser shall pay, upon presentation of satisfactory invoices therefor, the lesser of (i) the accounting and legal fees actually incurred by the Company and the Principal Shareholders in connection with the negotiation of this Agreement or (ii) $25,000.

         4.5 Shareholder Releases. Each Principal Shareholder hereby releases and discharges the Company and its successors and assigns (collectively, the "Releasees") of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired prior to the consummation of the Acquisition (the "Released Claims"); provided, however, the Released Claims shall not be deemed to include (a) the Company's obligation to repay the loans from the Principal Shareholders set forth in
Schedule 1.2 in the aggregate amount of $200,000, or (b) any obligation of the Company to indemnify the Principal Shareholders if the Company fails to perform those obligations guaranteed by the Principal Shareholders under the equipment leases set forth on the Company Disclosure Schedule. Each Principal Shareholder represents and warrants that he or she has the sole authority to release the Released Claims. Each Principal Shareholder agrees that such holder shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

         4.6 Restrictive Covenants.

             (a) Each Principal Shareholder covenants that for the period commencing on the Closing Date and ending on the third anniversary thereof (the "Noncompetition Period"), such Principal Shareholder shall not engage in, directly or indirectly, whether as a principal, partner, director, officer, agent, employee, consultant or in any other capacity, or have any direct or indirect ownership interest in, or permit such Principal Shareholder's name to be used in connection with, any business, including, without limitation, any in-house information technology or services group or other department of a client or prospective client of the Company or its Affiliates providing similar services within an organization, anywhere in the United States, which is engaged, either directly or indirectly, in competition with the Company or its Affiliates, during such period in (i) providing problem resolution software and implementation (knowledge engineering and/or document engineering) services for any such problem resolution software, or (ii) providing any other product and/or technology for license or sale as part of a packaged solution under development by the Company during the period of such Principal Shareholder's employment by the Company (the "Restricted Business"). It is recognized by each Principal Shareholder that the Restricted Business is expected to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 4.6(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by a Principal Shareholder as a passive investment of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. As used herein, the term "Affiliate" shall mean any individual, corporation, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with, the Company.

                  (b) Each Principal Shareholder covenants that during the Noncompetition Period, such Principal Shareholder will not, either directly or indirectly, (i) call on or solicit any client or prospective client of the Company or Purchaser for the purpose of providing services and products in the Restricted Business, or (ii) solicit the employment of any person who is employed by the Company or Purchaser during such period on a full- or part-time basis. As used herein, the term "client" means any corporation or other Person, or division or department thereof, for whom the Company or Purchaser has performed billable or reimbursable services during the one year period immediately preceding the Closing Date or for whom the Company or Purchaser actually performs billable or reimbursable services during the Noncompetition Period. As used herein, the term "prospective client" means any corporation or other Person, or division or department thereof, to whom the Company or Purchaser has submitted a written proposal or otherwise made direct contact regarding a specific project opportunity during the six month period immediately preceding the termination of such Principal Shareholder's employment with the Company.

                  (c) Each Principal Shareholder recognizes and acknowledges that by reason of such Principal Shareholder's ownership of and/or employment by the Company such Principal Shareholder has had access to Confidential Information relating to the Restricted Business. Each Principal Shareholder acknowledges that such Confidential Information is a valuable and unique asset and covenants that such Principal Shareholder will not disclose any such Confidential Information after the Closing Date to any person for any reason whatsoever, unless such Principal Shareholder can show that such information (a) is in the public domain through no wrongful act of such Principal Shareholder,
         (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) is required by law so to be disclosed (provided that such Principal Shareholder shall have given Purchaser notice of such requirement and full opportunity to contest such disclosure).

                  (d) Each Principal Shareholder acknowledges that the restrictions contained in this Section 4.6 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the Acquisition. Each Principal Shareholder acknowledges that any violation of this Section 4.6 will result in irreparable injury to Purchaser and agrees that Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this
         Section 4.6, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

                  (e) In the event that any covenant contained in this Section
         4.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 4.6 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

                  (g) The covenants set forth in this Section 4.6 shall be in addition to and not in limitation of any similar covenants set forth in any employment agreement between the Company or Purchaser or any of their Affiliates and any Principal Shareholder

         4.7 Exclusive Dealing. From the date hereof until termination of this Agreement pursuant to Section 6.1, the Company and the Principal Shareholders agree that neither they nor any of their Affiliates shall, and they shall cause their employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it and any individual member or employee of the foregoing) (each, an "Agent") not to (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to an Acquisition Proposal, or (c) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal. The Company and the Principal Shareholders and its and their respective Affiliates and Agents shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any Acquisition Proposal and shall take the necessary steps to inform the individuals and entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.7. The Company shall notify Purchaser immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, it or any individual or entity referred to in the first sentence of this Section 4.7.

         4.8 Further Assurances. Each party hereto shall use its best efforts to ensure that on the Closing Date its representations and warranties contained in this Agreement shall be true, as though such representations and warranties were made on and as of such date. Each party hereto shall use its reasonable best efforts to cause all of the conditions to its obligations under this Agreement to be satisfied on or prior to the Closing Date. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its respective reasonable best efforts to (i) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         4.9 Organization of the Company Following Closing. Purchaser shall maintain the Company as a wholly owned subsidiary of Purchaser for the period commencing on the Closing Date and ending on December 31, 1998, and shall finance a mutually agreed upon 1998 operating plan on an ongoing basis through intercompany loans or credits. It is the present intent of Purchaser to preserve the Company's existing management team for such period reporting to the senior management of Purchaser.

         4.10 Conduct of the Business Following Closing. Purchaser covenants that, for the period commencing on the Closing Date and ending on December 31, 1998, Purchaser shall not (i) sell, transfer, or assign to any third party a material portion of its rights to the products consituting the IQ Support Solution Suite of products except for the license, sale, marketing and distribution of such products to third parties in the ordinary course of business or (ii) sell all the stock of the Company to any third party (together, "Prohibited Transfer") other than in connection with a merger of the Company to reincorporate the Company in a different jurisdiction. In the event that Purchaser engages in a Prohibited Transfer prior to December 31, 1998, Purchaser shall pay to each Shareholder such Shareholder's Pro Rata Share of $2.5 million less the Earn-Out Acquisition Adjustments and Purchaser shall have no further liability to pay any additional Earn-Out Payment to the Shareholders.


                             ARTICLE V -- CONDITIONS

         5.1 Condition to Each Party's Obligations. The respective obligations of Purchaser, the Company and the Principal Shareholders to consummate the Acquisition are subject to the fulfillment of each of the following condition, unless waived in writing by all of such parties:

             (a)    Governmental and Regulatory Consents. No Governmental
         Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition which is in effect on the Closing Date and prohibits the consummation of the Closing.

         5.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Acquisition are also subject to the fulfillment prior to the Closing of the following conditions unless waived in writing by
Purchaser:

             (a) Representations and Warranties of the Company and the Principal Shareholders. The representations and warranties of the Company and the Principal Shareholders set forth in this Agreement shall be true and correct as of the date of this

         Agreement and as of the Closing Date as though made on and as of the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by the President of the Company and by each Principal Shareholder to such effect.

                  (b) Performance of Obligations of the Company and the Principal Shareholders. The Company and the Principal Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by the President of the Company and by each Principal Shareholder to such effect.

                  (c) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, results of operations or assets of the Company from the date hereof through the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by the President of the Company and by each Principal Shareholder to such effect on the Closing Date.

                  (d) No Injunction; No Litigation. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Purchaser of the Company or any material asset thereof. There shall not be pending or threatened by any Governmental Entity or other Person any suit, action or proceeding, (i) challenging or seeking to restrain or prohibit the purchase and sale of any of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Purchaser in connection with the purchase and sale of the Shares any damages, (ii) seeking to prohibit or limit the ownership by Purchaser of the Shares or operation of the Company, or to compel Purchaser to dispose of or hold separate any material portion of the assets of the Company or any of the Shares or
         (iii) seeking to prohibit Purchaser from effectively controlling in any material respect any portion of the Shares or the Company.

                  (e) Legal Opinion. Purchaser shall have received an opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit A.

                  (f) Exchange; Cancellation of Options. Each of the Shareholders shall have surrendered for exchange to Purchaser all of the Shares owned by such Shareholder and shall have delivered to Purchaser a duly executed transmittal letter in the form attached hereto as Exhibit B. All options and other rights to acquire shares of the Company's capital stock shall have been exercised or canceled without liability to the Company or Purchaser.

                  (g) Resignation of Directors and Officers. The directors and officers of the Company in office immediately prior to the Closing shall have resigned as directors and officers of the Company effective as of the Closing.

                  (h) Employment Agreements. Each of the Principal Shareholders, Janet Suydam, David Lewy, Eugene Podgorbunskikh and Nicolas Straguzzi shall have executed and delivered Employment Agreements in the forms attached hereto as Exhibits C-1, C-2, C-3, C-4, C-5 and C-6, respectively.

                  (i) Consents. The Principal Shareholders and the Company shall have obtained all consents required to consummate the Acquisition and all other consents in connection with the transactions contemplated hereby.

                  (j) Termination of Shareholders Agreement. The Shareholders Agreement dated December 16, 1997 between the Company and the Principal Shareholders shall have been terminated and the Principal Shareholders shall have presented evidence of such termination satisfactory to Purchaser.

                  (k) Customers. The Company and Purchaser shall have advised U S WEST, Aspect, CellularOne Boston, Bell Atlantic Mobile, Phillips and AT&T Intellectual Property Group of the Acquisition and the other transactions contemplated by this Agreement and neither the Company nor Purchaser shall have received any indication from any such customer or potential customer, that such customer will terminate or alter its relationship with the Company in a manner adverse to the Company as a result of the consummation of the Acquisition.

                  (l) Lease. One Ethel Road Associates, L.P. (the "Lessor") shall have waived any and all rights to terminate the lease dated June 18, 1993 as amended on July 8, 1997 between Lessor and the Company (the "Lease") based on any breach or default of the Company under the Lease on or prior to the Closing Date and the Company shall have presented evidence of such waiver satisfactory to Purchaser.

                  (m) Lucent Technologies. Lucent Technologies ("Lucent") shall have waived any and all rights to terminate the Software Development and Licensing Agreement between Lucent (formerly AT&T Corp.) and the Company effective January 2, 1992 relating to Help Desk Software, as modified by letter dated January 10, 1997 (the "Lucent Agreement") based on any breach or default of the Company under the Lucent Agreement on or prior to the Closing Date and the Company shall have presented evidence of such waiver satisfactory to Purchaser.

                  (n) Schedule of Indebtedness. The Company shall have presented a schedule of all Indebtedness of the Company outstanding as of the Closing Date certified by the President and each Principal Shareholder.

                  (o) American Management Systems, Incorporated. American Management Systems, Incorporated shall have waived any and all rights
         (i) to be issued additional securities of the Company in connection with the issuance of any shares of Common Stock to participants in the Company's Stock Option Plan and (ii) to require that the Company offer to sell to it any such additional securities to be offered to such participants under the Company's Stock Option Plan or any units in the Company's 1994 Value Participation Plan.

                  (p) Release of Liens. The Company and the Principal Shareholders shall have provided Purchaser with evidence satisfactory to Purchaser that, upon payment of $530,269.68 (at March 19, 1998, per diem $153.84) to Banco Popular FSB, any and all Indebtedness to Banco Popular FSB shall be discharged in full without penalty or further obligation and any all Liens in favor of Banco Popular FSB granted by the Company and the Principal Shareholders shall be released.

         5.3 Conditions to Obligations of the Company and the Principal Shareholders. The obligations of the Company and the Principal Shareholders to consummate the Acquisition are also subject to the fulfillment prior to the Closing of each of the following conditions unless waived in writing by the Company or the Principal Shareholders:

                  (a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by the President or Executive Vice President of Purchaser to such effect.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by the President or Executive Vice President of Purchaser to such effect.

                  (c) Legal Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to Purchaser, dated the Closing Date, in the form attached hereto as Exhibit D.

                  (d) Employment Agreements. The Company and Purchaser shall each have executed and delivered the Employment Agreements in the forms attached hereto as Exhibits C-1, C-2, C-3, C-4, C-5 and C-6.


                  ARTICLE VI -- TERMINATION, AMENDMENT AND WAIVER

         6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)    by mutual written consent of the Company and Purchaser;

                  (b) by the Company or the Principal Shareholders, (i) at any time if the representations and warranties of Purchaser contained in
         Article 3 hereof were incorrect in any material respect when made or at any time thereafter, or (ii) upon written notice to Purchaser given at any time after March 31, 1998 (or such later date as shall have been specified in a writing authorized on behalf of the Company, the Principal Shareholders and Purchaser) if all of the conditions precedent set forth in Sections 5.1 and 5.3 hereof have not been met; or

                  (c) by Purchaser, (i) at any time if the representations and warranties of the Company and the Principal Shareholders contained in
         Article 2 hereof were incorrect in any material respect when made or at any time thereafter, or (ii) upon written notice to the Company and the Principal Shareholders given at any time after March 31, 1998 (or such later date as shall have been specified in a writing authorized on behalf of the Company, the Principal Shareholders and Purchaser) if all of the conditions precedent set forth in Sections 5.1 and 5.2 hereof have not been met; provided, however, in the event that the Acquisition is not consummated, Purchaser shall pay, upon presentation of satisfactory invoices therefor, the lesser of (i) the accounting and legal fees actually incurred by the Company and the Principal Shareholders in connection with the negotiation of this Agreement or
         (ii) $25,000.

         6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and of no effect, and there shall be no liability on the part of Purchaser, the Principal Shareholders or the Company, except as set forth in Section 6.3 and further except that Section 6.2 and Article 8 hereof shall survive any such termination.

         6.3 Remedies. Any party terminating this Agreement pursuant to Section 6.1(b) or (c) shall have the right to recover damages sustained by such party if the basis for termination is a result of the other party's fraud or willful and intentional breach of its obligations hereunder, provided that the party seeking relief is not in breach of its obligations hereunder.

         6.4 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by or on behalf of the Company, the Principal Shareholders and Purchaser. Purchaser may waive compliance by the Company or any Principal Shareholder, and the Company and the Principal Shareholders may waive compliance by Purchaser, by an instrument in writing signed by or on behalf of the party waiving compliance, with any term or provision of this Agreement that the other party was or is obligated to comply with or perform.

                         ARTICLE VII -- INDEMNIFICATION

         7.1 Survival. The representations, warranties, covenants and agreements of the Company, the Principal Shareholders and Purchaser contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date, except that (a) the representations, warranties and covenants of the Company and the Principal Shareholders set forth in Sections 2.10, 2.18, 7.2(a)(iii) and 7.2(a)(iv) shall survive the Closing for a period ending upon the expiration of the applicable statutes of limitations. In the event notice of any claim for indemnification shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such claim is finally resolved.

         7.2      Indemnification by the Principal Shareholders.

                  (a) Subject to Section 7.3, each Principal Shareholder (the "Seller Indemnifying Parties") shall, jointly and severally, indemnify and, subject to Section 7.6, defend Purchaser and its Affiliates, officers, directors and employees, (the "Purchaser Indemnified Parties") against, and shall hold them harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including legal fees and expenses) (collectively, "Losses") resulting from, arising out of, or incurred by any Purchaser Indemnified Party in connection with, or otherwise with respect to (i) any breach or failure of a representation or warranty by the Company or any Principal Shareholder contained in this Agreement,
         (ii) any breach of any covenant of the Company or any Principal Shareholder contained in this Agreement or in any other agreements, instruments or certificates to be executed and delivered pursuant hereto, (iii) any failure by the Company timely to file any Form 5500 in proper form with respect to any Benefit Plan and without regard to whether any such failure has been disclosed in the Company Disclosure Schedule, and (iv) the matter disclosed in Section 2.12 of the Company Disclosure Schedule.

                  (b) The Seller Indemnifying Parties shall not, in the defense of any claim or other matter pursuant to Section 7.2(a), consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the Purchaser Indemnified Parties, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Indemnified Party of a release from all liability in respect of such claim or matter or which imposes any form of relief other than monetary damages.

                  (c) If the Seller Indemnifying Parties do not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of written notice from the Purchaser Indemnified Parties, the Purchaser Indemnified Parties may defend against such claim or litigation in such manner they deem appropriate at the expense of the Seller Indemnifying Parties and the costs of such defense shall be deemed "Losses" for which Purchaser Indemnified Parties are entitled to indemnification for all purposes hereunder.

         7.3      Limitations.

                  (a) Except as provided in Section 7.3(b) and (c), the Seller Indemnifying Parties shall not be liable to the Purchaser Indemnified Parties for (i) any Losses until the aggregate amount of all Losses as to which claims have been asserted exceeds $50,000 (the "Seller Indemnification Floor"), or (ii) any Loss reimbursed within 60 days of the incurrence of such Loss by insurance carriers; provided, however, in the event that any Losses incurred by Purchaser are reimbursed by insurance carriers following such 60-day period and Purchaser has been indemnified by the Seller Indemnifying Parties for the amount of such Losses, the amount so reimbursed by insurance carriers will be paid to the Seller Indemnifying Parties. The Seller Indemnifying Parties agree that the Company and Purchaser shall have no obligation to maintain insurance other than against such losses and risks and in such amounts as are customary in the type and size of business in which the Company is engaged and shall be obligated only to pursue claims in the ordinary course but in no event shall the Company or Purchaser be obligated to have resort to litigation against insurance carriers in order to pursue claims. For purposes of determining the amount of any Loss reimbursed by any insurance carrier, the amount reimbursed shall be decreased by any expenses incurred by the Company or Purchaser in submitting any claim for coverage, including, without limitation, the amount of any increase in insurance premiums, any retrospective premium adjustments and experience-based premium adjustments. Once the Indemnification Floor has been reached, the Seller Indemnifying Parties shall be liable for all Losses in excess of the Seller Indemnification Floor up to an aggregate maximum liability of $1,000,000 (the "Indemnification Cap").

                  (b) Any and all Losses arising from, in connection with, or otherwise with respect to any matters set forth in Section 7.2(a)(iii) and 7.2(a)(iv) shall be indemnified from the first dollar without regard to the Seller Indemnification Floor and the Indemnification Cap and any and all Losses arising from, in connection with, or otherwise with respect to any matters set forth in Sections 2.10 or 2.18 shall be indemnified without regard to the Indemnification Cap.

                  (c) Nothing contained in this Section 7.3 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

         7.4      Indemnification by Purchaser.

                  (a) Purchaser (the "Purchaser Indemnifying Party") shall indemnify and defend each Principal Shareholder (the "Seller Indemnified Parties") against, and shall hold them harmless from, any Losses resulting from, arising out of, or incurred by any Seller Indemnified Party in connection with, or otherwise with respect to (i) any breach or failure of a representation or warranty by Purchaser contained in this Agreement, and (ii) any breach of any covenant of Purchaser contained in this Agreement or in any other agreements, instruments or certificates to be executed and delivered pursuant hereto.

                  (b) Subject to a maximum of the personally guaranteed amount set forth in the guarantees attached to the applicable lease schedules, Purchaser shall indemnify the Principal Shareholders against any Losses incurred by such Principal Shareholders as a result of the Company's failure to satisfy the Company's obligations under the applicable equipment lease schedules set forth on Schedule 7.4(b).

         7.5 Right of Setoff. In addition to any other remedies Purchaser may have for Losses described in Section 7.2 hereof, Purchaser may setoff the amount of such Losses against any Earn-Out Payment due to the Principal Shareholders under Section 1.3(c). The parties agree and acknowledge that Purchaser's recourse to any Earn-Out Payment due to the Principal Shareholders shall be without prejudice to any and all other remedies Purchaser may have pursuant to this Article 7 or otherwise. Purchaser's remedies for Losses shall not be limited to its right of setoff against any Earn-Out Payment due to the Principal Shareholders. In the event that any claim or claims for indemnification are pending against the Principal Shareholders on March 31, 1999, the Principal Shareholders acknowledge that Purchaser may withhold from the amount of any Earn-Out Payment otherwise due to the Principal Shareholders the amount of such pending claim or claims (the "Withheld Amount"). Purchaser agrees that it shall deposit the Withheld Amount into escrow with Mellon Bank, N.A. as escrow agent pursuant to an escrow agreement reasonably satisfactory to Purchaser and the Principal Shareholders.

         7.6 Third Party Claims. If the facts giving rise to any indemnification provided for in this Agreement involve any actual or threatened claim or demand by any third party ("Third Party Claim") against any party entitled to indemnification under this Article 7 (the "Indemnitee"), the Indemnitee shall give prompt written notice of such Third Party Claim to the party obligated to provide such indemnification (the "Indemnitor"). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such claim. The Indemnitor will be entitled, upon its election, by written notice given to the Indemnitee within thirty (30) days after the date on which the Indemnitee has given notice of such Third Party Claim to the Indemnitor (without prejudice to the right of such Indemnitee to participate at its expense through counsel of its own choosing), to assume the defense or prosecution of such claim and any litigation resulting therefrom (a "Third Party Defense") at its expense and through counsel of its own choosing reasonably acceptable to the Indemnitee; provided, however, that the Indemnitor shall not have the right to assume the Third Party Defense (i) if any such claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief, or (ii) if, in the reasonable opinion of the Indemnitee and its counsel, there is or could reasonably be expected to be a conflict of interest between the position of the Indemnitor and the Indemnitee, or (iii) if the amount at issue in any actual or threatened claim against the Purchaser Indemnified Parties, together with any other pending claims or demands, exceeds or could reasonably be expected to exceed the Indemnification Cap, and provided further, that if, by reason of the claim of such third party a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution. If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of any settlement thereof (other than such Indemnitee's expenses of participation in such defense, prosecution or settlement). No Indemnitor will, in a Third Party Defense, except with the written consent of the Indemnitee to which such Indemnitor is obligated to furnish indemnification pursuant to this Agreement, consent to the entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof the giving to the Indemnitee by the third party of a release from all liability in respect of such suit, claim, action, or proceeding or (ii) imposes any form of relief other than monetary damages.

         7.7 Effect of Investigation. Any party's right to indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other party will not be affected by any investigation, knowledge or waiver of any condition of such party. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.


                       ARTICLE VIII -- GENERAL PROVISIONS

         8.1 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the Acquisition. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.2 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

         8.3 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given on the day established by the sender as having been delivered personally; on the day delivered by a private courier as established by the sender by evidence obtained from the courier; or on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

                  If to Purchaser, to:

                  Carnegie Group, Inc.
                  5 PPG Place
                  Pittsburgh,  PA  15222
                  Attention: John W. Manzetti, Executive Vice President

                  With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  One Oxford Centre
                  Pittsburgh, PA  15232
                  Attention: Marlee S. Myers, Esq.

                  If to the Company to:

                  Advantage KBS, Inc.
                  1 Ethel Road
                  Suite 106B
                  Edison, NJ  08817
                  Attention: President

                  With a required copy (prior to Closing) to:

                  Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP Metro Corporate Campus One
                  P.O. Box 5600
                  Woodbridge, NJ  07095-0988
                  Attention:  Joseph M. Oriolo, Esq.

                  If to the Principal Shareholders to:

                  DeJean Melancon
                  675 Beach Avenue
                  Atlantic Beach, FL  32233

                  Eileen Weinstein
                  1701 Forge Pond Road
                  Brick, NJ  08724

                  With a required copy to:

                  Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP Metro Corporate Campus One
                  P.O. Box 5600
                  Woodbridge, NJ  07095-0988
                  Attention:  Joseph M. Oriolo, Esq.

or to such other address or to the attention of person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

         8.4 Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, excluding any laws that would cause the laws of another jurisdiction to apply.

         8.5 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 7 hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         8.6 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8.7 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         8.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.9 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         8.10 Specific Performance. The Company and the Principal Shareholders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.


                            ARTICLE IX -- DEFINITIONS

         9.1 Definitions. The following terms are defined in the Section of the Agreement set forth opposite such term below:

         "Acquisition" is defined in the Preamble.

         "Acquisition Adjustments" is defined in Section 1.3.

         "Acquisition Proposal" is defined in Section 4.7.

         "Agent" is defined in Section 4.7.

         "Audited Financial Statements" is defined in Section 2.6.

         "Authorizations" is defined in Section 2.20.

         "Balance Sheet" is defined in Section 2.6.

         "Balance Sheet Date" is defined in Section 2.6.

         "Base Price" is defined in Section 1.3.

         "Benefit Plan" is defined in Section 2.18.

         "Closing" is defined in Section 1.2.

         "Closing Date" is defined in Section 1.2.

         "Closing Payment" is defined in Section 1.3.

         "Code" is defined in Section 2.10.

         "Common Stock" is defined in Section 2.2.

         "Company" is defined in the Preamble.

         "Company Disclosure Schedule" is defined in the preamble to Article 2.

         "Company Intellectual Property" is defined in Section 2.16.

         "Company Options" is defined in Section 2.2.

         "Contracts" is defined in Section 2.13.

         "Earn-Out Payment" is defined in Section 1.3.

         "Environmental Laws" means any and all applicable treaties, laws, regulations, ordinances, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release or threatened Release of or exposure to Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and any similar or implementing state or local law, and any non-U.S. laws and regulations of similar import, and all amendments or regulations promulgated thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Governmental Entity" is defined in Section 2.5.

         "Hazardous Substances" means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R.

Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA (as defined above in the definition of "Environmental Laws").

         "Indebtedness" is defined in Section 1.3(b).

         "Indemnification Cap" is defined in Section 7.3.

         "Indemnitee" is defined in Section 7.6.

         "Indemnitor" is defined in Section 7.6.

         "Lease" is defined in Section 2.14.

         "Letter of Intent" is defined in Section 4.4.

         "Liabilities" is defined in Section 2.9.

         "Lien" shall mean any lien, mortgage, claim, charge, security interest, easement, right-of-way, pledge or other encumbrance.

         "Losses" is defined in Section 7.2.

         "Material Adverse Effect" is defined in Section 2.1.

         "Order" is defined in Section 5.1.

         "Pension Plan" is defined in Section 2.18.

         "Permitted Liens" is defined in Section 2.15.

         "Person" shall mean any individual, corporation, partnership, joint venture, trust, business association, organization, Governmental Entity or other entity.

         "Principal Shareholders" is defined in the introduction.

         "Pro Rata Share" is defined in Section 1.3.

         "Purchaser" is defined in the Preamble.

         "Purchaser Disclosure Schedule" is defined in the Preamble to
Article III.

         "Purchaser Indemnified Parties" is defined in Section 7.2.

         "Purchaser Indemnifying Party" is defined in Section 7.4.

         "Released Claims" is defined in Section 4.5.

         "Releases" is defined in Section 4.5.

         "Regulations" is defined in Section 2.19.

         "Restricted Business" is defined in Section 4.6.

         "Seller Indemnification Floor" is defined in Section 7.3.

         "Seller Indemnified Parties" is defined in Section 7.4.

         "Seller Indemnifying Parties" is defined in Section 7.2.

         "Shareholders" is defined in the Preamble.

         "Shares" is defined in the Preamble.

         "Taxes" is defined in Section 2.10.

         "Tax Returns" is defined in Section 2.10.

         "Third-Party Claim" is defined in Section 7.6.

         "Third-Party Defense" is defined in Section 7.6.

         "Treasury Shares" is defined in Section 2.2.

         "Welfare Plan" is defined in Section 2.18.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Purchaser, the Company and the Principal Shareholders have caused this Agreement to be executed as of the date first set forth above.


                                             CARNEGIE GROUP, INC.


                                             By: /s/ JOHN W. MANZETTI
                                                 --------------------
                                                    John W. Manzetti
                                                    Executive Vice President


                                             ADVANTAGE KBS, INC.


                                             By: /s/ DEJEAN MELANCON
                                                 -------------------
                                                    DeJean Melancon
                                                    President




                                             PRINCIPAL SHAREHOLDERS


                                             /S/ DEJEAN MELANCON
                                             ---------------------------
                                             DeJean Melancon


                                             /s/ EILEEN WEINSTEIN
                                             ---------------------------
                                             Eileen Weinstein